Shareholder Meeting Results
(Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                     Votes              Votes
                     for                witheld
Liaquat Ahamed       5,415,154,963      14,207,845
Ravi Akhoury         5,415,184,974      14,177,833
Barbara M. Baumann   5,415,851,291      13,511,517
Jameson A. Baxter    5,415,767,570      13,595,238
Charles B. Curtis    5,415,854,394      13,508,413
Robert J. Darretta   5,416,022,043      13,340,765
Katinka Domotorffy   5,415,419,173      13,943,635
John A. Hill         5,415,885,634      13,477,174
Paul L. Joskow       5,416,010,424      13,352,383
Kenneth R. Leibler   5,415,817,292      13,545,516
Robert E. Patterson  5,415,985,292      13,377,516
George Putnam, III   5,415,959,400      13,403,408
Robert L. Reynolds   5,416,108,530      13,254,278
W. Thomas Stephens   5,415,918,406	13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes         Votes         Abstentions       Broker
for           against                         non-votes

2,057,714     33,908        125,855	      863,539


A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes         Votes         Abstentions       Broker
for           against                         non-votes

5,234,359,081 33,570,449    18,267,087        143,166,192

All tabulations are rounded to the nearest whole number.